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                                                                   EXHIBIT 11(B)




                   PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                      (IN MILLIONS, EXCEPT PER-SHARE DATA)



                                                                           Years Ended December 31,
                                                                    ---------------------------------------
                                                                     1996            1995             1994
                                                                    ---------------------------------------
Earnings from continuing operations                                 $561.6           $738.7          $833.4
Earnings from discontinued operations, net                                                              1.7
                                                                    ------           ------          ------
Net earnings                                                        $561.6           $738.7          $835.1

Less ESOP contribution assumed to be
      required if preferred shares are
       converted into common shares                                    4.2              4.5             4.7
Plus interest on convertible debentures                                                                 1.3
Less adjustment of tax benefit on
      allocated shares                                                  .5               .5              .3
                                                                    ------           ------          ------
Net earnings on common shares - fully
      diluted                                                       $556.9           $733.7          $831.4
                                                                    ======           ======          ======
Average number of common shares
      outstanding                                                    508.4            504.7           504.4
Number of common shares issuable assuming
      exercise of stock options                                        3.5              4.9              .4
Contingently issuable shares                                            .5              1.0             2.6
Number of common shares issuable assuming
      conversion of preferred shares                                  10.4             10.5            10.7
                                                                    ------           ------          ------
                                                                     522.8            521.1           518.1
                                                                    ======           ======          ======
Earnings per share - fully diluted
      Continuing operations                                          $1.07            $1.41           $1.60
      Discontinued operations
                                                                    ------           ------          ------
      Net earnings                                                   $1.07            $1.41           $1.60
                                                                    ======           ======          ======

NOTE:
This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.